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                                                                     EXHIBIT 99


FOR IMMEDIATE RELEASE                        Contact: Donald J. Radkoski or
Feb. 3, 2004                                          Mary Cusick (614) 491-2225



                            BOB EVANS FARMS ANNOUNCES
                 JANUARY SAME-STORE SALES AND QUARTERLY DIVIDEND


         COLUMBUS, Ohio -- Bob Evans Farms, Inc. (Nasdaq: BOBE) today announced that same-store sales in "core" restaurants (457 stores which were open for the full 12 months in both fiscal years 2002 and 2003) for the fiscal 2004 month of January (the four weeks ended January 23) decreased 2.0 percent from the same period a year ago. Average menu prices for the month were up approximately 1.7 percent. However, the company estimates that the timing of the Christmas holiday had an unfavorable impact of approximately 3.8 percentage points on the sales comparison; on an adjusted basis, same-store sales for the January fiscal month increased 1.8 percent.

         The Bob Evans Farms board of directors today declared a quarterly dividend of 12 cents ($.12) per share on the corporation's outstanding common stock ($.01 par value). The dividend is payable March 1, 2004, to stockholders of record at the close of business on Feb. 13, 2004.

         The company will release third quarter results after the market closes on Feb. 9, 2004, and a conference call will be held on Tuesday, Feb. 10, 2004, at 10 a.m. (Eastern Time). To listen, call (800) 253-6872 or log-in to the webcast at www.bobevans.com and click on "investors." The call will be archived on the company's Web site.

         Bob Evans Farms, Inc. owns and operates 549 full-service, family restaurants in 22 states. Bob Evans Restaurants are primarily located in the Midwest, mid-Atlantic and Southeast regions of the United States, while Owens Restaurants operate in Texas. The company is also a leading producer and distributor of pork sausage and other convenience food items under the Bob Evans and Owens brand names, which are available in 30 states. For more information about Bob Evans Farms, Inc., visit the company's Web site at www.bobevans.com.


         SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 The statements contained in this report which are not historical fact are "forward-looking statements" that involve various important assumptions, risks, uncertainties and other factors which could cause the company's actual results for fiscal 2004 and beyond to differ materially from those expressed in such forward-looking statements. These important factors include, without limitation, changes in hog costs, the possibility of severe weather conditions where the company operates its restaurants, the availability and cost of acceptable new restaurant sites, shortages of restaurant labor, acceptance of the company's restaurant concepts into new geographic areas as well as other risks previously disclosed in the company's securities filings and press releases.




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